UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    December 27, 2004

SONUS PHARMACEUTICALS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	0-26866	95-4343413
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No)

22026 20th Avenue S.E., Bothell, Washington   98021

(Address of principal executive offices)

(425) 487-9500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

On December 27, 2004, Sonus Pharmaceuticals, Inc. entered into an Amended and Restated Stock Purchase Agreement with all of the stockholders of Synt:em, S.A., a privately held French company.  The Amended and Restated Stock Purchase Agreement supercedes in its entirety a Stock Purchase Agreement entered into by the same parties on November 3, 2004.  Under the terms of the Amended and Restated Stock Purchase Agreement, in exchange for all of the outstanding capital stock of Synt:em, Sonus will issue up to 5,425,000 shares of Sonus common stock to the stockholders of Synt:em, which is equal to 20% of the outstanding shares of Sonus common stock outstanding on the date of the Amended and Restated Stock Purchase Agreement, assuming the issuance of all such shares.  A portion of the Sonus shares will be issued at the closing and the remaining shares will be issued upon the achievement of certain milestones.  The maximum number of shares will only be issued if the milestones are achieved.

At closing, the initial issuance of Sonus shares will consist of approximately $12 million of Sonus common stock.  The number of shares of Sonus common stock issuable at the closing will be based upon the average closing price of Sonus common stock for the 20 consecutive trading days ending two days before the closing date.  However, such shares will be deposited into an escrow account and will be subject to reduction in the event of an increase in the market price of Sonus common stock after the announcement, if any, by Sonus of an agreement with the FDA regarding Phase 3 testing or a corporate partnership for TOCOSOL Paclitaxel, the Company’s lead cancer product.  If such an event occurs, the number of shares reduced from the shares of Sonus common stock issuable at closing will be added to the shares of Sonus common stock that may be earned upon the achievement of specified milestones and the shares issued at closing will maintain an approximate value of $12 million based upon the average closing price for the 20 trading days after the first public announcement of one of the specified events relating to TOCOSOL Paclitaxel.

The remaining portion of the stock purchase consideration that is not included in the closing consideration is payable only upon the achievement of specified milestones.  Half of the earn-out consideration is payable on the date of initiation of the first human dosing in a Phase 2 clinical trial of a qualified Synt:em product candidate.  The remaining portion of the earn-out consideration not yet paid will be paid upon the occurrence of any of the following events:  initiation of the first human dosing in a Phase 2 clinical trial of a second qualified Synt:em product candidate, initiation of Phase 3 clinical trials of a Synt:em product candidate; or entering into a corporate partnership with respect to the development or commercialization of any Synt:em product candidate that includes the payment of material consideration to Sonus.

In connection with the closing of the Amended and Restated Stock Purchase Agreement, Sonus will enter into a Stockholders Agreement with the stockholders of Synt:em, pursuant to which Sonus will agree to register for resale the shares of the Sonus common stock issuable under the Amended and Restated Stock Purchase Agreement on a registration statement on Form S-3 to be filed with the Securities and Exchange Commission within five (5) days following the closing date.  The Stockholders Agreement also includes a lock-up provision, pursuant to which each stockholder of Synt:em will agree not to sell or otherwise transfer shares of Sonus common stock received under the Amended and Restated Stock Purchase Agreement.  The restrictions on transfer will lapse on December 31, 2005.  The form of Stockholders Agreement attached hereto supercedes in its entirety the form of Stockholders Agreement that was filed by Sonus with the SEC as an exhibit to its Form 8-K filed on November 8, 2004.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth on Item 1.01 of this Form 8-K is incorporated by reference into this Item 3.02 with respect to the agreements to issue equity securities described therein.  In connection with the securities issuable in connection with the Amended and Restated Stock Purchase Agreement, Sonus is relying upon the exemption from registration provided by Regulation S promulgated under the Securities Act of 1933 and Section 4(2) of the Securities Act of 1933, and Regulation D promulgated thereunder.  Each stockholder of Synt:em is located outside of the United States and is not a U.S. person and/or is an accredited investor or has such knowledge and experience in financial and business matters that such stockholder is capable of evaluating the merits and risks of the investment in Sonus common stock.  Each of the synt:em stockholders intends to acquire the Sonus common stock for investment only and not with a view to or for sale in connection with any distribution thereof.  The issuance of shares of Sonus common stock is subject to the satisfaction of the closing conditions set forth in the Amended and Restated Stock Purchase Agreement.

Item 9.01.	Exhibits.

Exhibit 2.1

Amended and Restated Stock Purchase Agreement by and among Sonus Pharmaceuticals, Inc., stockholders of Synt:em S.A., and the Managers, Company Option Holders, Company Warrant Holders and Sellers’ Agent named therein.

Exhibit 2.2	Form of Stockholders Agreement by and among Sonus Pharmaceuticals, Inc. and the stockholders of Synt:em S.A.

Exhibit 99.1	Press Release of Sonus Pharmaceuticals, Inc. and Synt:em S.A. issued on December 28, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONUS PHARMACEUTICALS, INC.

Date: December 28, 2004	By:	/s/ Alan Fuhrman
Alan Fuhrman
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 2.1

Amended and Restated Stock Purchase Agreement by and among Sonus Pharmaceuticals, Inc., stockholders of Synt:em S.A., and the Managers, Company Option Holders, Company Warrant Holders and Sellers’ Agent named therein.

Exhibit 2.2	Form of Stockholders Agreement by and among Sonus Pharmaceuticals, Inc. and the stockholders of Synt:em S.A.

Exhibit 99.1	Press Release of Sonus Pharmaceuticals, Inc. and Synt:em S.A. issued on December 28, 2004.